Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165643

CARTER VALIDUS MISSION CRITICAL REIT, INC.

SUPPLEMENT NO. 4 DATED JULY 23, 2013

TO THE PROSPECTUS DATED APRIL 26, 2013

This document supplements, and should be read in conjunction with, the prospectus of Carter Validus Mission Critical REIT, Inc. (the “Company”), dated April 26, 2013 and consolidates, supersedes and replaces all previous supplements to the prospectus. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of our initial public offering of shares of common stock;

(2)	updates to the description of our real property acquisitions;

(3)	an update to the “Risk Factors” section of our prospectus;

(4)	the declaration of distributions to our stockholders and distributions made as of March 31, 2013;

(5)	our entrance into a preferred equity loan and the repayment of our bridge loan;

(6)	our entrance into a bridge loan to provide interim financing for the construction of certain hospital facilities;

(7)	an amendment to the KeyBank Loan Agreement;

(8)	the compensation, fees and reimbursements incurred to our advisor and its affiliates as of March 31, 2013;

(9)	an update to our Selected Financial Data;

(10)	incorporation of certain information by reference; and

(11)	revised forms of subscription agreements.

Status of Our Public Offering

We commenced our initial public offering of 175,000,000 shares of common stock on December 10, 2010 (the “Offering”). Of these shares, we are offering 150,000,000 shares in a primary offering and 25,000,000 shares pursuant to our distribution reinvestment plan (“DRIP”). As of July 11, 2013, we had accepted investors’ subscriptions for and issued 40,944,890 shares of our common stock in the Offering (including shares of common stock issued pursuant to the DRIP), resulting in our receipt of gross proceeds of $406,987,584. As of July 11, 2013, we had 134,055,110 shares of our common stock remaining in our Offering.

We will offer shares of our common stock pursuant to the Offering until December 10, 2013, unless extended or all shares being offered have been sold, in which case the Offering will be terminated. If all of the shares we are offering in the Offering have not been sold by December 10, 2013, we may extend the Offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our Offering of shares reserved for issuance pursuant to the DRIP until we have sold all shares allocated to the DRIP through the reinvestment of distributions, in which case participants in the DRIP will be notified. The Offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate the Offering at any time prior to the stated termination date.

Real Properties

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary–Description of Real Estate Investments–Wholly-owned properties” section beginning on page 9 of the prospectus and the “Investment Objectives, Strategy and Criteria–Description of Real Estate Investments–Wholly-owned properties” section beginning on page 114 of the prospectus.

Wholly-owned properties

The following table summarizes the properties acquired since April 26, 2013. The properties were purchased from sellers unaffiliated with us, our advisor or our respective affiliates and were generally acquired through the use of proceeds from our initial public offering and debt.

Property Description	Date Acquired	Year Built	Purchase Price	Property Taxes *	Fees Paid to Sponsor (1)	Initial Yield (2)	Average Yield (3)	Physical Occupancy	Location
Wilkes-Barre Healthcare Facility	05/31/2013	2012	$4,375,000	$22,825	$87,500	7.54%	8.69%	100.0%	Mountain Top, PA
Fresenius Healthcare Facility	06/11/2013	2010	$4,640,000	$66,465	$92,800	7.59%	8.93%	100.0%	Goshen, IN
Leonia Data Center	06/26/2013	1988	$14,760,000	$235,000	$295,200	7.75%	8.35%	100%	Leonia, NJ
Physicians’ Specialty Hospital	06/28/2013	1994	$22,625,000	$56,169	$452,500	8.50%	9.80%	100%	Fayetteville, AR

			$46,400,000	$380,459	$928,000

(1)	Fees paid to sponsor include payments made to an affiliate of our advisor for acquisition fees in connection with the property acquisition. It does not include fees paid to any property manager, including our affiliated property manager. For more detailed information on fees paid to our advisor or its affiliates, see the section captioned “Management Compensation” beginning on page 84 of the prospectus.
(2)	Initial yield is calculated as the current annualized rental income for the in-place lease at the property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates. The property is subject to a long-term net lease. Accordingly, our management believes that current annualized rental income is a more appropriate figure from which to calculate initial yield than net operating income.
(3)	Average yield is calculated as the average annual rental income, adjusted for any rent incentives, for the in-place lease over the non-cancellable lease term at the property divided by the property purchase price adjusted for certain seller credits, exclusive of acquisition costs and fees paid to our advisor or its affiliates. The property is subject to a long-term net lease. Accordingly, our management believes that average annual rental income is a more appropriate figure from which to calculate average yield than net operating income.
*	Represents property taxes on the property for 2012.

We will pay an affiliate of our advisor a property management and leasing fee of 3% of the gross monthly revenues derived from the operations of these properties. Among other things, the property manager has the authority to negotiate and enter into leases for the properties on our behalf, to incur costs and expenses, to pay property operating costs and expenses from property cash flow or reserves and to require that we provide sufficient funds for the payment of operating expenses. Our other affiliates may receive additional fees or compensation as a result of the acquisitions of the properties in accordance with the compensation provisions described in the prospectus.

Tenant Lease Terms

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria—Description of Real Estate Investments—Tenant Lease Expirations—Wholly-owned properties” section on page 117 of the prospectus.

Wholly-owned properties

The following table shows, as of each property’s respective acquisition date, the principal provisions of the lease terms for the sole tenants of the properties acquired since April 26, 2013:

Property Description	Tenant	Total Square Feet Leased	% of Total Square Feet Leased	Renewal Options(1)	Current Annual Base Rent	Base Rent Per Square Foot	Lease Expiration
Wilkes-Barre Healthcare Facility	Wilkes-Barre Hospital Company, LLC(2)	15,996	100%	2/5 yr	$328,000(3)	$20.50	02/29/2024
Fresenius Healthcare Facility	Fresenius Medical Care Nephrology Partners Renal Care Centers, LLC(2)	15,462	100%	3/5 yr	$346,000(4)	$22.40	02/28/2025
Leonia Data Center	Infocrossing, Inc.(6)	67,000	100%	—	$1,183,000	$17.66	06/30/2022
Physicians’ Specialty Hospital	Physicians’ Specialty Hospital, LLC(2)	55,740	100%	3/5 yr	$1,923,000(5)	$34.50	04/01/2024

(1)	Represents option renewal period/term of each option.
(2)	All of the operations and the principal nature of business of the tenants are healthcare related. The Wilkes-Barre Healthcare Facility is located in the Scranton-Wilkes-Barre, Pennsylvania metropolitan statistical area, and as such may compete with other medical facilities for tenants if the current tenant lease is not renewed. The Fresenius Healthcare Facility is located in the Elkhart-Goshen, Indiana metropolitan statistical area, and as such may compete with other medical facilities for tenants if the current tenant lease is not renewed. The Physicians’ Specialty Hospital is located in the Fayetteville-Springdale-Rogers, Arkansas metropolitan statistical area, and as such may compete with other medical facilities for tenants if the current tenant lease is not renewed.
(3)	The annual base rent under the lease increases every year by 2.50% of the then-current base rent.
(4)	The annual base rent under the lease increases every year by the lower of (i) the percentage change in the Consumer Price Index or (ii) 3.0% of the then-current base rent.
(5)	The annual base rent under the lease increases every year by 2% of the then-current base rent.
(6)	All of the operations and the principal nature of business of the tenant are data center related. The Leonia Data Center is located in the New-York-Northern New Jersey-Long Island metropolitan statistical area, and as such may compete with other data centers for tenants if the current tenant lease is not renewed.

Depreciable Tax Basis

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria—Depreciable Tax Basis—Wholly-owned and joint venture properties” section appearing on page 122 of the prospectus.

Wholly-owned and joint venture properties

For federal income tax purposes, we depreciate personal property and buildings based upon an estimated useful life of 7 and 39 years, respectively. The preliminary depreciable basis in the properties acquired since April 26, 2013, that is estimated as of their respective acquisition date, is as follows:

Wholly-owned Property	Depreciable Tax Basis
Wilkes-Barre Healthcare Facility	$4,115,000
Fresenius Healthcare Facility	$4,176,000
Leonia Data Center	$13,284,000
Physicians’ Specialty Hospital	$20,363,000

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria—Placement of Debt on Certain Real Property Investments—Entry into a Line of Credit Facility” section beginning on page 120 of the prospectus.

Line of Credit Facility

Each subsidiary of the operating partnership in the collateral pool is a party to and guarantor of, the KeyBank Loan Agreement and has secured the KeyBank Credit Facility by executing a Mortgage or Deed of Trust and an Assignment of Leases and Rents for the benefit of the lender. The following table presents information on the additional properties in which the operating partnership has pledged a security interest that serves as collateral for the KeyBank Credit Facility since April 26, 2013:

Entity (1)	Property (2)	Date Added	Borrowing Base Availability (3)
HC –239 S. Mountain Boulevard, LP	Wilkes-Barre Healthcare Facility	June 6, 2013	$2,244,000
HC – 2257 Karisa Drive, LLC	Fresenius Healthcare Facility	June 24, 2013	$2,358,000

(1)	The operating partnership has assigned its rights under a property management agreement of the entity as additional collateral to secure the KeyBank Credit Facility.
(2)	The operating partnership has pledged a security interest in the property that serves as collateral for the KeyBank Credit Facility pursuant to the terms of the KeyBank Loan Agreement and through the KeyBank Deed of Trust.
(3)	The actual amount of credit available under the KeyBank Credit Facility is a function of certain loan-to-cost, loan-to-value, debt yield and debt service coverage ratios contained in the KeyBank Loan Agreement.

As of the date of this prospectus supplement, we have drawn down $55,000,000 under the KeyBank Credit Facility and we have approximately $34,284,000 remaining available under the KeyBank Credit Facility with an aggregate borrowing base availability of $89,284,000.

Risk Factors

The following disclosure replaces in its entirety the risk factor which begins with the sentence “We have paid and may continue to pay distributions from any source, including from sources other than cash flow from operations.” on page 8 of the prospectus:

We have paid and may continue to pay distributions from any source, including from sources other than cash flow from operations. For the year ended December 31, 2012, our cash flow provided by operations of

$1.3 million was a shortfall of $4.7 million, or 78.3%, of our distributions paid (total distributions were $6.0 million, of which $3.2 million were paid in cash and $2.8 million in shares of our common stock pursuant to our distribution reinvestment plan) during such period and such shortfall was paid from proceeds from the offering and common stock issued pursuant to the distribution reinvestment plan. For the three months ended March 31, 2013, our cash flow provided by operations of approximately $4.1 million covered 100% of our distributions paid (total distributions were approximately $3.7 million, of which $2.0 million was paid in cash and $1.7 million in shares of our common stock pursuant to our distribution reinvestment plan). We may use, and have no limits on the amounts we may use, proceeds from this offering, the sale of assets, advances and financings to fund distributions. Any distributions from sources other than cash flow from operations may reduce the amount of capital we ultimately invest in real estate and negatively impact the value of your investment. As a result, the amount of distributions paid at any time may not reflect the performance of our properties or our cash flow from operations.

The following disclosure replaces in its entirety the risk factor “Distributions paid from sources other than our cash flow from operations will result in us having fewer funds available for the acquisition of properties and other real-estate related investments, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.” appearing on page 27 of the prospectus.

Distributions paid from sources other than our cash flow from operations will result in us having fewer funds available for the acquisition of properties and other real estate-related investments, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

We have paid, and may continue to pay, distributions from sources other than from our cash flow from operations. For the year ended December 31, 2012, our cash flow provided by operations of $1.3 million was a shortfall of $4.7 million, or 78.3%, of our distributions paid (total distributions were $6.0 million, of which $3.2 million were paid in cash and $2.8 million in shares of our common stock pursuant to our distribution reinvestment plan) during such period and such shortfall was paid from proceeds from the offering and common stock issued pursuant to the distribution reinvestment plan. For the three months ended March 31, 2013, our cash flow provided by operations of approximately $4.1 million covered 100% of our distributions paid (total distributions were approximately $3.7 million, of which $2.0 million was cash and $1.7 million was reinvested in shares of our common stock pursuant to our distribution reinvestment plan) during such period. Additionally, we may in the future pay distributions from sources other than from our cash flow from operations. Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect.

We do not have any limits on the sources of funding distribution payments to our stockholders. We may pay, and have no limits on the amounts we may pay, distributions from any source, such as from borrowings, the sale of assets, the sale of additional securities, advances from our advisor, our advisor’s deferral, suspension and/or waiver of its fees and expense reimbursements and offering proceeds. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock to third party investors. If we fund distributions from the proceeds of this offering, we will have less funds available for acquiring properties or real estate-related investments. Our inability to acquire additional properties or real estate-related investments may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions. As a result, the return you realize on your investment may be reduced and investors who invest in us before we generate significant cash flow may realize a lower rate of return than later investors. Payment of distributions from any of the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you upon a Liquidity Event, any or all of which may have an adverse effect on your investment.

Distribution Policy and Distributions

The following data supplements and should be read in conjunction with the discussion contained in the “Prospectus Summary—Distribution Policy” section on page 10 of the prospectus and the section of our prospectus captioned “Description of Shares—Distribution Policy and Distributions” beginning on page 152 of the prospectus.

On May 6, 2013, our board of directors approved and authorized a daily distribution to stockholders of record as of the close of business on each day of the period commencing on June 1, 2013 and ending on August 31, 2013. The distributions will be calculated based on 365 days in the calendar year and will be equal to $0.001917808 per share of common stock per day, which is equal to an annualized distribution rate of 7.0%, assuming a purchase price of $10.00 per share. The distributions for each record date in June 2013 were paid in July 2013. The distributions for each record date in July 2013 and August 2013 would be paid in August 2013 and September 2013, respectively. The distributions will be payable to stockholders from legally available funds therefor.

We have made the following distributions to our stockholders:

Period Ended	Date Paid	Distribution
July 31, 2011	August 1, 2011	$34,000
August 31, 2011	September 1, 2011	$76,000
September 30, 2011	October 1, 2011	$97,000
October 31, 2011	November 1, 2011	$123,000
November 30, 2011	December 1, 2011	$142,000
December 31, 2011	January 3, 2012	$173,000
January 31, 2012	February 1, 2012	$200,000
February 29, 2012	March 1, 2012	$220,000
March 31, 2012	April 2, 2012	$287,000
April 30, 2012	May 1, 2012	$340,000
May 31, 2012	June 1, 2012	$425,000
June 30, 2012	July 2, 2012	$487,000
July 31, 2012	August 1, 2012	$575,000
August 31, 2012	September 1, 2012	$666,000
September 30, 2012	October 1, 2012	$746,000
October 31, 2012	November 1, 2012	$886,000
November 30, 2012	December 1, 2012	$966,000
December 31, 2012	January 2, 2013	$1,124,000
January 31, 2013	February 1, 2013	$1,257,000
February 28, 2013	March 1, 2013	$1,273,000
March 31, 2013	April 1, 2013	$1,584,000
April 30, 2013	May 1, 2013	$1,727,000
May 31, 2013	June 3, 2013	$1,997,000
June 30, 2013	July 1, 2013	$2,153,000

For the year ended December 31, 2012, we paid distributions of $6.0 million, of which $3.2 million was paid in cash and $2.8 million was reinvested in shares of our common stock pursuant to the distribution reinvestment plan. During the year ended December 31, 2012, our cash flows provided by operations of approximately $1.3 million was a shortfall of $4.7 million, or 78.3%, of our distributions paid. Net loss and funds from operations, or FFO, were $(7.7) million and $(3.0) million, respectively, for the year ended December 31, 2012. For the three months ended March 31, 2013, we paid distributions of $3.7 million, of which $2.0 million were paid in cash and $1.7 million were reinvested in shares of our common stock pursuant to the distribution reinvestment plan, and of which 100% were paid from cash flows provided by operations of $4.1 million. Net income and FFO were $1.0 million and $3.8 million, respectively, for the three months ended March 31, 2013. As of March 31, 2013, cumulative since inception, we paid distributions of $10.1 million, of which $5.5 million were paid in cash and $4.6 million were reinvested in shares of our common stock pursuant to the distribution reinvestment plan, and of which $5.3 million were paid from cash flows provided by operations of $5.3 million and $0.2 million were paid from offering proceeds. Net loss and FFO were $(8.0) million and $(0.02) million, respectively, as of March 31, 2013, cumulative since inception. We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property and asset impairment writedowns, plus depreciation or amortization, and after adjustments for unconsolidated partnerships and joint ventures. Agreements for unconsolidated partnerships and joint ventures are calculated to reflect FFO. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds from Operations and Modified Funds from Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, and incorporated by reference in this prospectus supplement, for information regarding why we present funds from operations and for reconciliations of this non-GAAP financial measure to net loss.

The payment of distributions from sources other than FFO may reduce the amount of proceeds available for investment and operations, may cause us to incur additional interest expense as a result of borrowed funds and may cause subsequent investors to experience dilution.

The following table presents distributions and source of distributions for the periods indicated below (in thousands):

	Three Months Ended March 31, 2013		Year Ended December 31, 2012
	Amount	Percent	Amount	Percent
Distributions paid in cash	$2,035	56%	$3,206	54%
Distributions reinvested in DRIP	1,617	44%	2,765	46%

Total distributions	$3,652	100%	$5,971	100%

Source of distributions:
Cash flows provided by operations	$2,035	56%	$1,277	21%
Proceeds from issuance of common stock pursuant to the DRIP	1,617	44%	2,765	46%
Proceeds from offering	—	—%	1,929	33%

Total sources	$3,652	100%	$5,971	100%

Amounts listed above include distributions paid on nonvested shares of our restricted common stock.

Real Property Loans and Investments

The following information should be read in conjunction with the discussion contained in the “Prospectus Summary—Description of Real Estate Investments” section beginning on page 11 of the prospectus and the “Investment Objectives, Strategy and Policies—Investment Strategy—Investing in and Originating Loans” section beginning on page 102 of the prospectus:

Bay Area Preferred Equity Loan and Repayment of the Bay Area Bridge Loan

On May 7, 2013, we, through our operating partnership, entered into a preferred equity loan agreement (the “Bay Area Preferred Equity Loan”) with Bay Area Hospital Property Company, LLC, an unaffiliated entity, to provide funds to the borrower in an aggregate principal amount of $22,500,000 to be used for the repayment of the amount then outstanding under the bridge loan agreement with Bay Area Hospital Real Estate, LLC (the “Bay Area Bridge Loan”), which is an affiliated entity with the borrower, and for the construction of the Bay Area Hospital. Coincident with the entry into the Bay Area Preferred Equity Loan, the borrower repaid the $20,000,000 outstanding balance under the Bay Area Bridge Loan. The Bay Area Preferred Equity Loan is collateralized by the membership interest in the members of the parent company of Bay Area Hospital Real

Estate, LLC (the “Holding Company”), and is guaranteed by the Holding Company and the two members of the Holding Company.

The Bay Area Preferred Equity Loan bears interest at a per annum rate equal to 17%. The borrower will pay a current interest rate of 10% per annum and will accrue interest at 7% (the “Exit Interest”) per annum based on the average daily outstanding balance during the term of the Bay Area Preferred Equity Loan. The Exit Interest is due upon repayment of the Bay Area Preferred Equity Loan. The Bay Area Preferred Equity Loan can be prepaid in accordance with the terms of the loan agreement and matures in November 2018. As of July 11, 2013, we had funded $22,500,000 under the Bay Area Preferred Equity Loan. In connection with entering into the Bay Area Preferred Equity Loan, we paid our advisor an origination fee of $450,000.

Victory/Walnut Hill Bridge Loan

On May 7, 2013, we, through our operating partnership, entered into a bridge loan agreement with three unaffiliated borrowers, which was subsequently amended on June 27, 2013 (the “Victory/Walnut Hill Bridge Loan”). Pursuant to the agreement, the operating partnership agreed to provide funds to the borrowers in an aggregate principal amount of $18,000,000.

The obligations of the borrowers under the Victory/Walnut Hill Bridge Loan are guaranteed by Manfred Co., L.C., which is the parent company of the borrowers, under a continuing, unconditional and absolute guaranty. The guarantor also promises to pay all costs and expenses incurred in endeavoring to collect the guaranteed payments.

The Victory/Walnut Hill Bridge Loan is evidenced by a promissory note, a loan agreement and is collateralized by a 23-acre parcel of land in Houston, Texas and a 150,000 square feet medical office building in Houston, Texas. The Victory/Walnut Hill Bridge Loan bears interest at a per annum rate equal to 12% and matures upon the earlier to occur of (i) the sale or refinancing of the Walnut Hill Physicians Hospital and the Victory Hospital; (ii) May 7, 2014; and (iii) the date on which all of the obligations of the borrowers under the loan agreement become due and payable. The borrowers will repay the Victory/Walnut Hill Bridge Loan from: (i) our anticipated purchase of the Valley Baptist Hospital for approximately $4,000,000; (ii) our anticipated purchase of the Victory Hospital for approximately $7,000,000; and (iii) our anticipated purchase of the Walnut Hill Hospital for approximately $7,000,000. As of July 11, 2013, we had funded $18,000,000 under the Victory/Walnut Hill Bridge Loan. In connection with entering into the Victory/Walnut Hill Bridge Loan, the borrowers paid us a commitment fee in the aggregate of $200,000 and we paid our advisor an origination fee of $200,000.

Amendment of KeyBank Credit Facility

The following information should be read in conjunction with the discussion contained in the “Investment Objectives, Strategy and Criteria — Placement of Debt on Certain Real Property Investments — Entry into a Line of Credit Facility” section beginning on page 120 of the prospectus.

On June 11, 2013, our operating partnership, certain of our affiliates and the lenders party to the KeyBank Credit Facility entered into a second amendment to the KeyBank Loan Agreement. In connection with the amendment, the definition of “Mortgage Note Receivables” appearing in section 1.1 of the KeyBank Loan Agreement was amended and restated to include mortgage and notes receivables and other promissory notes, including interest payments thereunder, in favor of, or payable to, the operating partnership or any subsidiary party to the KeyBank Loan Agreement that are secured by (a) a mortgage loan on a data center asset or a medical asset or (b) a pledge of the equity interest in any entity which directly or indirectly owns an equity interest in any entity that owns a data center asset or a medical asset.

Additionally, section 8.3 of the KeyBank Loan Agreement, which deals with certain exceptions to the restrictions on investments made by the operating partnership, was amended to allow for (i) investments by the operating partnership or its subsidiaries (other than subsidiaries who are guarantors under the KeyBank Loan Agreement) in mortgage note receivables and (ii) the acquisition of fee simple interests or long-term ground lease interests in real estate by the operating partnership or its subsidiaries party to the KeyBank Loan Agreement that meet the property type requirements of a data center asset or a medical asset. In connection with the amendment, the lenders also acknowledged that the two loans previously made by the operating partnership qualified as permitted investments under section 8.3 of the KeyBank Loan Agreement.

Compensation, Fees and Reimbursements Incurred to our Advisor and its Affiliates

The following data supplements, and should be read in conjunction with, the section of our prospectus captioned “Management Compensation” beginning on page 84 of the prospectus.

The following table summarizes the compensation, fees and expenses accrued by us, our advisor and its affiliates related to the offering stage during the respective periods (amounts are rounded):

	For the Three Months Ended March 31, 2013	For the Twelve Months Ended December 31, 2012
Offering Stage:
Selling commissions	$4,923,000	$10,876,000
Selling commissions reallowed by our dealer manager	$4,923,000	$10,876,000
Dealer manager fee	$2,135,000	$4,661,000
Dealer manager fee reallowed by our dealer manager	$561,000	$1,330,000
Other organization and offering expenses	$1,788,000	$2,999,000

The following table summarizes any compensation fees and expenses accrued by us, our advisor and its affiliates related to the acquisitions, operations and liquidation/listing stages during the respective periods (amounts are rounded):

	For the Three Months Ended March 31, 2013	For the Twelve Months Ended December 31, 2012
Acquisitions and Operations Stage:
Acquisition fees and expenses	$1,596,000	$11,474,000
Asset management fees (1)	$854,000	$133,000
Property management and leasing fees and expenses	$280,000	$561,000
Operating expenses	$211,000	$187,000

(1)	Our advisor irrevocably waived, without recourse, all deferred asset management fees earned during the period beginning January 2012 and ended on the first day on which our distribution payout ratio was less than 100% and has no recourse against us for the payment of such fees.

During the three months ended March 31, 2013 and the year ended December 31, 2012, no commissions or fees were incurred for services provided by our advisor and its affiliates related to the liquidation/listing stage.

Our advisor, or its affiliates, incurred other organization and offering expenses on our behalf of approximately $5,512,000 and $6,065,000 as of March 31, 2013 and December 31, 2012, respectively. As of March 31, 2013, we paid SC Distributors approximately $25,412,000 in selling commissions and broker dealer fees, reimbursed SC Distributors approximately $1,167,000 in offering expenses and accrued approximately $4,345,000 of other offering expenses, the total of which represents our maximum liability for organization and offering costs in connection with the initial public offering. As of March 31, 2013, we reimbursed our advisor approximately $4,039,000 in offering costs.

During the three months ended March 31, 2013, we reimbursed our advisor $211,000 in direct general administrative expenses, including legal accounting and board of directors’ compensation, paid by the advisor on behalf of our company. Our advisor did not waive any indirect administrative services expenses, such as overhead or payroll-related expenses, incurred by the advisor in performance of the services provided to us as of such period.

As of March 31, 2013, compensation incurred but not yet paid to our advisor or its affiliates was $5,332,000 representing asset and property management fees, general and administrative costs, and offering costs, which will be paid from cash flows from operations in the future as they become due and payable by us in the ordinary course of business consistent with our past practice.

Selected Financial Data

The following information supplements, and should be read in conjunction with, the discussion contained in the “Selected Financial Data” section appearing on page 118 of the prospectus.

The following selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is incorporated herein by reference.

The selected financial data presented below as of December 31, 2012 has been derived from our audited consolidated financial statements. The selected financial data presented below as of March 31, 2013 and for the three months ended March 31, 2013 and 2012, has been derived from our unaudited condensed consolidated financial statements. Amounts are rounded, in thousands, except shares outstanding:

	As of March 31, 2013	As of December 31, 2012
Balance Sheet Data:
Total investment in real estate assets, net	$494,939	$443,423
Cash and cash equivalents	$20,056	$4,377
Total assets	$562,299	$483,797
Notes payable	$170,075	$156,847
Credit facility	$55,000	$55,500
Accounts payable and accrued liability	$7,563	$6,913
Accounts payable due to affiliates	$5,332	$5,674
Derivative liabilities	$1,035	$963
Intangible lease intangibles, net	$53,785	$54,022
Total equity	$269,509	$203,878

	For the Three Months Ended March 31, 2013	For the Three Months Ended March 31, 2012
Operating Data:
Total revenue	$12,461	$4,559
General and administrative expenses	$1,606	$315
Rental and parking expenses	$2,314	$1,161
Acquisition related expenses	$1,596	$2,094
Depreciation and amortization	$3,759	$1,160
Income (loss) from operations	$3,186	$(171)
Total other income (expense)	$(2,004)	$(1,149)
Consolidated net income (loss)	$1,182	$(1,320)
Net (income) loss attributable to noncontrolling interest in consolidated partnerships	$(319)	$152
Net income (loss) attributable to the Company	$863	$(1,168)
Modified funds from operations (1)	$3,862	$210
Per share data:
Net income (loss) attributable to the Company:
Basic	$0.04	$(0.29)
Diluted	$0.04	$(0.29)
Distributions declared per common share	$0.17	$0.17
Weighted average shares outstanding:
Basic	23,938,747	4,076,195
Diluted	23,954,477	4,076,195
Cash Flow Data:
Net cash provided by (used in) operating activities	$4,085	$(591)
Net cash used in investing activities	$(64,425)	$(76,282)
Net cash provided by financing activities	$76,019	$81,008

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Funds From Operations and Modified Funds from Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, incorporated by reference into this prospectus, for information regarding why we present modified funds from operations and for a reconciliation of this non-GAAP financial measure to net income.

Incorporation of Certain Information by Reference

The section titled “Incorporation of Certain Information by Reference” appearing on page 185 of the prospectus is hereby superseded in its entirety by the following:

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. You may read and copy any document we have electronically filed with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. In addition, any document we have electronically filed with the SEC is available at no cost to the public over the Internet at the SEC’s website at www.sec.gov. You can also access documents that are incorporated by reference into this prospectus at our website, www.cvmissioncriticalreit.com. The contents of our website are not incorporated by reference in, or otherwise a part of, this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013;

•	Quarterly Report for the quarter ended March 31, 2013, filed with the SEC on May 15, 2013;

•	Proxy Statement on Schedule 14A for the June 28, 2013 annual meeting of stockholders, filed with the SEC on April 17, 2013; and

•	Current Reports on Form 8-K and 8-K/A filed with the SEC on January 4, 2013, March 1, 2013, March 19, 2013, June 12, 2013 and June 26, 2013.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 4211 West Boy Scout Blvd., Suite 500, Tampa, Florida, 33607, (813) 287-0101, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

We will provide to each person to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus, as supplemented, but not delivered with this prospectus. To receive a free copy of any of the reports or documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, write or call us at 4211 West Boy Scout Blvd., Suite 500, Tampa, Florida, 33607, (813) 287-0101, Attn: Investor Services. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

Revised Subscription Agreements

Revised forms of our subscription agreements are attached as Appendix C, Appendix F and Appendix G to this prospectus supplement and replace these previous subscription agreements.

Product 1 Logo

Product 2 Logo

Subscription Agreement

This subscription agreement is not valid for use in AL, AR or TN.

1. Investment

Amount of Subscription: State of Sale:

Minimum Initial Investment is $2,000 ($2,500 - NewYork) Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.

Investment Amount

Payment will be made with: Carter Validus Mission Critical REIT, Inc. (CVMC REIT, Inc.)

Enclosed Checks Product 1 Funds Wired (Product 1)

Funds to Follow Product 2 (Product 2)

2. Account Type-Check One Box Only

Non-Qualified Registration Types Qualified Registration Types

Individual (If TOD, attach application) Joint Tenant* (If TOD, attach application) Tenants in Common* Community Property* Trust** Non-Profit Organization** UGMA: State of UTMA: State of Corporation**

S-Corp C-Corp

(Will default to S-Corp if nothing is marked)

Traditional (Individual) IRA Simple IRA Beneficial IRA SEP IRA ROTH IRA Partnership** Other (Specify) as Beneficiary for: Profit Sharing Plan** KEOGH Plan** Pension Plan**

*All parties must sign. **Please attach pages of trust/plan document (or corporate resolution) which lists the names of trust/plan, trustees, signatures and date.

The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

3. Investor Information-SSN or TIN Required

Investor #1 Name: SSN/Tax ID: DOB:

Investor #2 Name: SSN/Tax ID: DOB:

Street Address:

City: State: Zip Code:

Optional Mailing Address:

City:

State: Zip Code:

Phone (day): Phone (evening):

E-mail:

US Citizen

US Citizen residing outside the US

Foreign citizen, country: Check here if you are subject to backup withholding

4. Investment Title—SSN or TIN Required

Please print names in which shares of common stock are to be registered. Include trust name if applicable. If IRA or qualified plan, include both custodian and investor names and Tax ID Numbers. If same as above, write “Same.” Title Line 1: Title Line 2:

Primary SSN/TIN: Secondary SSN/TIN:

5. Custodian/ Trustee Information

Make checks payable to the custodian and send ALL paperwork directly to the custodian.

Trustee Name: Trustee Address 1: Trustee Address 2:

Trustee City: State: Zip Code:

Trustee Telephone Number: Investor’s Account Number with Trustee:

Trustee Tax Identification Number:

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Trustee authorizes the investor to vote the number of shares of common stock of CVMC REIT, Inc. and/or Product 1 and/or Product 2 that are beneficially owned by the investor as reflected on the records of CVMC REIT, Inc. and/or Product 1 and/or Product 2 as of the applicable record date at any meeting of the stockholders of CVMC REIT, Inc. and/or Product 1 and/ or Product 2. This authorization shall remain in place until revoked in writing by Custodian/Trustee. CVMC REIT, Inc. and/or Product 1 and/or Product 2 is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6. Distribution Information (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.

If you elect to participate in the Distribution Reinvestment Plan, you agree that, if at any time you fail to meet the applicable suitability standards set forth in the then current Prospectus for CVMC REIT, Inc. and/or Product 1 and/or Product 2, as applicable, you will promptly provide written notification to: CVMC REIT, Inc. and/or

Product 1 and/or Product 2 (as applicable) , c/o DST Systems, Inc, 430 W. 7th Street, Kansas City, MO 64105.

I prefer to participate in the Distribution Reinvestment Plan, as described in the applicable Prospectus for CVMC REIT, Inc. and/or Product 1 and/or Product 2

Send distributions via check to investor’s home address (or for Qualified Plans to the address listed in Section 5)

Send distributions via check to the alternate payee listed here (not available for Qualified Plans without custodial approval) % of Distribution Name: Address: City: State: Zip Code: Account Number:

Direct Deposit (Attach Voided Check) I authorize CVMC REIT, Inc. and/or Product 1 and/or Product 2 or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify CVMC REIT, Inc. and/or Product 1 and/or Product 2 in writing to cancel it. In the event that CVMC REIT, Inc. and/or Product 1 and/or Product 2 deposits funds erroneously into my account, CVMC REIT, Inc. and/or Product 1 and/or Product 2 is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name: % of Distribution Checking

ABA/ Routing Number: Account Number: Savings

7. Broker—Dealer and Registered Representative Information

Broker-Dealer Name:

Representative Name: Rep Number:

Representative’s Firm Name: Branch ID:

Representative’s Address:

Representative’s City: State: Zip Code:

Representative’s Phone: Representative’s Fax Number:

Representative’s E-mail Address:

This Subscription was made as follows:

Through a participating Broker-Dealer

Through a participating RIA* unaffiliated with a participating Broker-Dealer

Shares are being purchased net of commissions

*A participating RIA is a RIA who has entered into a Placement Agreement

Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to CVMC REIT, Inc. and/or Product 1 and/or Product 2 that I have reasonable grounds for believing that the purchase of the shares by the Subscriber is a suitable and appropriate investment for this Subscriber.

Signature of Financial Representative: Date:

(If required by Broker-Dealer)

Branch Manager Signature: Date:

8. Electronic Delivery (Optional)

Instead of receiving paper copies of the Prospectus for CVMC REIT, Inc. and/or Product 1 and/or Product 2, and Prospectus supplements, annual reports, proxy statements, and other stockbroker communications and reports, you may elect to receive electronic delivery of stockholder communications from CVMC REIT, Inc. and/or Product 1 and/or Product 2. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify CVMC REIT, Inc. and/or

Product 1 and/or Product 2 that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that CVMC REIT, Inc. and/or Product 1 and/or Product 2 send a paper copy of a particular stockholder communications to me. CVMC REIT, Inc. and/or Product 1 and/or Product 2 has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time online and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair my timely receipt of or access to stockholder communications.

Electronic Delivery Acknowledgement Only

Signature of Investor: Date:

Signature of Joint Investor: Date:

E-mail: (If blank—email from Section 3 will be used)

9. Subscriber Signatures for Carter Validus Mission Critical REIT, Inc.

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner Co-Owner 1. I (we) have received the final Prospectus of CVMC REIT, Inc. at least five business days before signing the Subscription Agreement.

Owner Co-Owner 2. I (we) have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my (our) state of primary residence as set forth in the Prospectus under “Suitability Standards.” I (we) will not purchase additional shares unless I (we) meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

Owner Co-Owner 3. I (we) acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

Owner Co-Owner 4. I (we) am/are purchasing the shares for the account referenced above.

Owner Co-Owner 5. I (we) acknowledge that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

Owner Co-Owner 6. For residents of New Jersey only: My (our) liquid worth is at least 10 times my (our) investment in this or similar programs.

Owner Co-Owner 7. For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $100,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth; provided, however, that such suitability standards shall not be applicable to an individual (or a husband and wife) who, including the proposed purchase, has not purchased more than $2,500 worth of securities issued or proposed to be issued by us within the 12 months preceding the proposed sale.

9. Subscriber Signatures for Carter Validus Mission Critical REIT, Inc., continued

Owner Co-Owner 8. If I (we) am/are a Kansas or Massachusetts Investor: I (we) acknowledge that the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that investors limit their aggregate investment in shares of CVMC REIT, Inc. and other similar direct participation investments to not more than 10% of their liquid net worth. For purposes of this recommendation for Kansas investors, liquid net worth is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

Owner Co-Owner 9. For residents of Kentucky, Michigan and Pennsylvania only: My (our) liquid net worth is at least 10 times my (our) maximum investment in CVMC REIT, Inc.

Owner Co-Owner 10. For residents of Iowa, Maine, North Dakota, Ohio and Oregon only: My (our) investment in CVMC REIT, Inc. and all affiliates of CVMC REIT, Inc. does not exceed 10% of my (our) liquid net worth.

Owner Co-Owner 11. For residents of Nebraska only: I (we) either: (i) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $100,000 and an annual income of $70,000, or (ii) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $350,000. In addition, my (our) investment does not exceed ten percent of my (our) net worth (excluding home, home furnishings and automobiles).

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF A SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, CVMC REIT, INC. WILL SEND THE SUBSCRIBER CONFIRMATION OF HIS OR HER PURCHASE AFTER HE OR SHE HAS BEEN ADMITTED AS A STOCKHOLDER.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

Signature of Investor: Date: Signature of Joint Investor or for Qualified Plans, of Trustee/Custodian: Date:

10. Subscriber Signatures for Product 1

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

Owner Co-Owner 1. I (we) have received the final Prospectus of Product 1 at least five business days before signing the Subscription Agreement.

Owner Co-Owner 2. I (we) have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my (our) state of primary residence as set forth in the Prospectus under “Suitability Standards.” I (we) will not purchase additional shares unless I (we) meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

Owner Co-Owner 3. I (we) acknowledge that there is no public market for the shares and, thus, my (our) investment in shares is not liquid.

Owner Co-Owner 4. I (we) am purchasing the shares for the account referenced in Section 4.

Owner Co-Owner 5. I (we) acknowledge that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

MAILING INSTRUCTIONS

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements.

The Subscription Agreement, together with any payments being made by check, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail Overnight Mail

Investment Processing Department Investment Processing Department

c/o DST Systems, Inc. c/o DST Systems, Inc.

P.O. Box 219731 430 W. 7th Street

Kansas City, MO 64121-9731 Kansas City, MO 64105

Toll Free: 888.292.3178 Toll Free: 888.292.3178

PAYMENT INSTRUCTIONS

Carter Validus Mission Critical REIT, Inc. Investors: The portion of your purchase that is for Carter Validus Mission Critical REIT, Inc., can be included as a check made payable to Carter Validus Mission Critical REIT, Inc. or wired to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871916944

FAO: (Include Account Title)

Product 1 Investors: The Subscription Agreement, together with a check made payable to “Product 1” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106 ABA #: 101000695

Account #: XXXXXXXXX

FAO: (Include Account Title)

Product 2 Investors: The Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Agent for Product 2” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

UMB Bank, N.A., as Agent for

Product 2

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: XXXXXXXXX

FAO: (Include Account Title)

Product 1 Logo

Product 2 Logo

Investor Instructions

This subscription agreement is not valid for use in AL, AR or TN.

Please follow these instructions carefully. Failure to do so could result in the rejection of your subscription.

1. Investment

PLEASE NOTE: Money orders, traveler’s checks, starter checks, foreign checks, counter checks, third-party checks or cash will not be accepted.

A minimum initial investment of $2,000 is required, except in New York, where the minimum investment is $2,500. In no event shall any investment be less than $100.

2. Account Type-Check One Box Only

Please check the appropriate box to indicate the account type of the subscription.

3. Investor Information—SSN or TIN Required

You must include a permanent street address even if your mailing address is a P.O. Box. If the investment is to be held by joint owners you must provide the requested investor information for each joint owner.

Enter the name(s), mailing address and telephone numbers of the registered owner of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed. Non-resident aliens must also supply IRS form W-8BEN.

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 9 and/or 10 and/or 11, you are certifying that this number is correct.

4. Investment Title—SSN or TIN Required

All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 9 and/or 10 and/or 11, you are certifying that this number is correct.

Please print the exact name(s) in which shares are to be registered. Include the trust/entity name, if applicable. If the account is Qualified, include the names and taxpayer identification numbers of the investor and the custodian or trustee.

5. Custodian/ Trustee Information

Make checks payable to the custodian and send ALL paperwork directly to the custodian.

If you would like to purchase shares through an IRA account, First Trust Retirement has agreed to act as IRA custodian for such purpose for both Carter Validus Mission Critical REIT and/or Product 1 and/or Product 2. In addition, Community National Bank has agreed to act as IRA Custodian for purchases of Carter Validus Mission Critical REIT only or for joint purchases with Product 1 and/or Product 2; however, we do not require that you use our IRA custodian.

If you would like to establish a new IRA account with either First Trust Retirement or Community National Bank, we will pay the fees related to the establishment of such accounts with First Trust Retirement or Community National Bank and the first calendar year base fee. After we pay the first calendar year base fee, investors will be responsible for the annual IRA maintenance fees charged by either of the IRA custodians, charged at the beginning of each calendar year. Further information about custodial services is available through your broker or through our dealer manager at 1-888-292-3178.

Complete this section if the registered owner of the investment will be a Custodian Plan or Trust.

6. Distribution Information (Choose one or more of the following options)

PLEASE NOTE: If you elect to participate in the Distribution Reinvestment Plan of Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2, you must agree that if at any time you cannot make the investor representations or warranties set forth in the Prospectus or the Subscription Agreement relating to such investment, you must promptly notify the Investment Processing Department for Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2 in writing of that fact.

Complete this section to enroll in the Distribution Reinvestment Plan of Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with this completed Subscription Agreement. You can choose to have all or a portion of your distributions reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of our distribution to be applied to each option selected and the sum of the allocations must equal 100%. (If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.)

7. Broker—Dealer and Registered Representative Information

PLEASE NOTE: The Broker-Dealer or Registered Investment Advisor must complete and sign this section of the Subscription Agreement. All Fields are Mandatory.

Required Representations: By signing Section 7, the registered representative of the Broker-Dealer or Registered Investment Advisor confirms on behalf of the Broker-Dealer that he or she:

• has reasonable grounds to believe the information and representations concerning the investor identified herein are true, correct, and complete in all respects;

• has discussed the investor’s prospective purchase of shares with such investor;

• has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares and other fundamental risks related to the investment in the shares, the restrictions on transfer of the shares and the risk that the investor could lose his or her entire investment in the shares;

• has delivered to the investor the Prospectus required to be delivered in connection with this subscription;

• has reasonable grounds to believe the investor is purchasing these shares for the account referenced in Section 4, and

• has reasonable grounds to believe the purchase of shares is a suitable investment for such investor, and such investor meets the suitability standards applicable to the investor set forth in the Prospectus and such investor is in a financial position to enable the investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

In addition, the registered representative of the Broker-Dealer or Registered Investment Advisor represents that he or she and the Broker-Dealer, (i) are duly licensed and may lawfully offer and sell the shares in the state where the investment was made and in the state designated as the investor’s legal residence in Section 3; and (ii) agree to maintain records of the information used to determine that an investment in shares is suitable and appropriate for the investor for a period of six years.

8. Electronic Delivery (Optional)

Instead of receiving paper copies of the applicable Prospectus, Prospectus supplements, annual reports, proxy statements, and other stockbroker communications and reports, you may elect to receive electronic delivery of stockholder communications from Carter Validus Mission Critical REIT, Inc. and/ or Product 1 and/or Product 2. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing the Subscription Agreement in Section 8, you acknowledge and agree that you will not receive paper copies of any stockholder communications unless (i) you notify Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2 that you are revoking this election with respect to all stockholder communications or (ii) you specifically request that Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2 send a paper copy of a particular stockholder communications to you. Carter Validus Mission Critical REIT, Inc. and/or Product 1 and/or Product 2 has advised you that you have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. You also understand that you have the right to request a paper copy of any stockholder communication. By electing electronic delivery, you understand that you may incur certain costs associated with spending time online and downloading and printing stockholder communications and you may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair your timely receipt of or access to stockholder communications.

9. Subscriber Signatures for Carter Validus Mission Critical REIT, Inc.

Please separately initial each of the representations in paragraph (1) through (5). If a New Jersey resident you must also initial paragraph (6), if a California resident you must also initial paragraph (7), if a Kansas or Massachusetts resident you must also initial paragraph (8), if a Kentucky, Michigan or Pennsylvania resident you must also initial paragraph (9), if an Iowa, Maine, North Dakota, Ohio or Oregon resident you must also initial paragraph (10) and if a Nebraska resident you must also initial paragraph (11). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Carter Validus Mission Critical REIT, Inc. Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 9 and/or 10 and/or 11 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

10. Subscriber Signatures for Product 1

Please separately initial each of the representations in paragraph (1) through (5). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Product 1 Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 9 and/or 10 and/or 11 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

11. Subscriber Signatures for Product 2

Please separately initial each of the representations in paragraph (1) through (5). Except in the case of fiduciary accounts, you may not grant any person a power of attorney to make such representations on your behalf.

Please refer to the Product 2 Prospectus under “Suitability Standards” to verify that you meet the minimum suitability standards imposed by the state of your primary residence.

By signing this Subscription Agreement, you agree to provide the information in Section 9 and/or 10 and/or 11 of the agreement and confirm the information is true and correct. If we are unable to verify your identity or that of another person authorized to act on your behalf or if we believe we have identified potential criminal activity, we reserve the right to take action as we deem appropriate, including, but not limited to, closing your account or refusing to establish your account.

MAILING INSTRUCTIONS

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements.

The Subscription Agreement, together with any payments being made by check, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail

Investment Processing Department c/o DST Systems, Inc. P.O. Box 219731 Kansas City, MO 64121-9731 Toll Free: 888.292.3178 Overnight Mail Investment Processing Department c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105 Toll Free: 888.292.3178

PAYMENT INSTRUCTIONS

Carter Validus Mission Critical REIT, Inc. Investors: The portion of your purchase that is for Carter Validus Mission Critical REIT, Inc., can be included as a check made payable to Carter Validus Mission Critical REIT, Inc. or wired to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor Kansas City, MO 64106 ABA #: 101000695 Account #: 9871916944

FAO: (Include Account Title)

Product 1 Investors: The Subscription Agreement, together with a check made payable to “Product 1” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor Kansas City, MO 64106 ABA #: 101000695

Account #: XXXXXXXXX FAO: (Include Account Title)

Product 2 Investors: The Subscription Agreement, together with a check made payable to “UMB Bank, N.A., as Agent for Product 2” for the full purchase price, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

UMB Bank, N.A., as Agent for Product 2 1010 Grand Boulevard, 4th Floor Kansas City, MO 64106 ABA #: 101000695 Account #: XXXXXXXXX

FAO: (Include Account Title)